Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM BELGIUM, CANADA, AUSTRALIA OR JAPAN.

18 MAY 2004	EMBARGOED UNTIL 7.00 A.M.

PART ONE OF TWO

RECOMMENDED CASH OFFER FOR CELLTECH GROUP PLC

BY UCB S.A.

•	Celltech’s shareholders to receive 550 pence per ordinary share (equivalent to $19.44 per American Depositary Share) valuing the entire issued share capital of Celltech at £1,530 million
•	Celltech Board unanimously recommends the Offer
•	Combination of UCB and Celltech to create a biopharmaceutical leader, based on strong and innovative R&D and a global platform for product commercialisation
•	Blending of complementary skills and strong cultural fit to deliver outstanding growth

Summary

•

The boards of UCB S.A. (“UCB”) and Celltech Group plc (“Celltech” or the “Company”) announce that they have agreed the terms of a recommended cash offer by UCB for the entire issued and to be issued share capital of Celltech either in the form of Celltech Shares or Celltech ADSs.

•

The Celltech Board, which has been so advised by Morgan Stanley & Co. Limited (“Morgan Stanley”) and J.P. Morgan plc (“JPMorgan”), considers the terms of the offer (the “Offer”) to be fair and reasonable.  In providing advice to the Celltech Board, Morgan Stanley and JPMorgan have taken into account the commercial assessments of the Celltech Board.  Accordingly, the Celltech Board unanimously intends to recommend that Celltech Shareholders accept the Offer.

•

The Offer for each Celltech Share will be 550 pence in cash and the Offer for each Celltech ADS will be 1,100 pence, equivalent to $19.44, in cash.  The Offer will value the existing issued share capital of Celltech at approximately £1,530 million.

•	The Offer will represent a premium of approximately:

	•	27.8 per cent. to the middle-market closing price of 430.5 pence per Celltech Share on 17 May 2004, the last business day prior to the date of this announcement;

	•	26.3 per cent. to the average middle-market closing price of 435.6 pence per Celltech Share during the three months prior to 17 May 2004; and

	•	44.7 per cent. to the average middle-market closing price of 380.1 pence per Celltech Share during the twelve months prior to 17 May 2004.

•

UCB will finance the acquisition through bank loans.  It is expected that the transaction will be earnings accretive, post synergies and before goodwill and other intangibles amortisation, after the second full year.

•

Directors of Celltech and certain members of their immediate families have irrevocably undertaken to accept the Offer in respect of the Celltech Shares that they beneficially own and control, representing approximately 0.18 per cent. of the existing issued share capital of Celltech.

•

UCB, headquartered in Brussels, had a turnover of approximately €3 billion in 2003 and employs over 11,500 people.  Its flagship pharmaceutical business had a turnover of €1.5 billion and an EBIT of €397 million in 2003.  Its pharmaceutical research activities employ over 1,000 people and have a budget of €244 million for 2004.

•

Celltech is a leading UK based biotech company which employs some 1,900 people and had turnover in excess of £350 million in 2003.  Its investment in R&D activity, which employs some 450 people, amounted to £106 million in 2003.  Operating profit pre exceptional items and goodwill amounted to approximately £50 million in 2003.  Celltech has a broad and innovative pipeline including a major new product in advanced phase III trials (CDP870) for which UCB has entered into a worldwide license agreement.  The license agreement is not conditional upon the success of the proposed Offer for Celltech by UCB.

•

The combination of UCB and Celltech will create a European based company which will be one of the largest biopharmaceutical companies in the world.  In a number of important areas the combined group will benefit from a high degree of complementarity:

•

Complementary product offerings: the combined group will have strong positions in specialty therapeutic areas such as Central Nervous System (Epilepsy, Multiple Sclerosis, Parkinson’s Disease, etc.), Inflammation (Respiratory, Rheumatology, Gastro-Enterology) and Oncology;

•

Strengthened research and development: the combined group will benefit from Celltech’s innovative expertise in biotechnological R&D, especially monoclonal antibodies, and UCB’s expertise in pharmaceutical chemistry.  This will result in a significantly strengthened combination of small and large molecule discovery and development expertise allowing the combined group to increase the flow of drug development candidates;

•

Stronger and broader commercial operations (US, Europe and Asia): the combined group will be better positioned, through its enhanced global presence, to commercialise and launch new products, particularly in the specialist areas in which the combination will focus and where UCB has already demonstrated its ability to launch and propel products successfully to market leadership (e.g., Keppra); and

	•	The blending of skills and culture, through the successful combination of competencies at all levels of the combined entity, will accelerate innovation and profitable growth.

•	A Loan Note Alternative will also be made available to Celltech Shareholders other than certain Overseas Celltech Shareholders.

Commenting on the Offer, Dr. Peter Fellner, Chairman of Celltech, said:

“Since listing in 1993, Celltech has successfully established itself as one of Europe’s leading biotechnology companies built on a platform of internationally respected research and excellent people.  UCB recognises these strengths and this offer represents fair value for Celltech Shareholders.”

Commenting on the Offer, Baron Georges Jacobs, Chairman of the Executive Committee of UCB, said:

“We have pursued and implemented over the last few years an ambitious plan to develop the company in pharmaceuticals, including through external growth.  I am therefore very pleased to announce this transaction which represents a major step in the implementation of our goals, as well as a unique opportunity to build a leading innovative biopharmaceutical company.”

Commenting on the Offer, Dr. Göran Ando, CEO of Celltech said:

“Celltech possesses unique and outstanding UK based research capabilities which UCB has committed to making a cornerstone of the combined group’s growth strategy.  Together, we will be one of the world’s largest biopharmaceutical companies.”

Commenting on the Offer, Roch Doliveux, CEO of UCB Pharma said:

“I am looking forward to working with Celltech’s excellent management and fine scientific teams to transform Celltech’s and UCB’s very promising pipeline into commercial value for our shareholders.  The new combined entity has all that it takes to rapidly be positioned as a global leader in Neurology, especially with Keppra and its successors, in Inflammation with CDP870, and in Allergy with Xyzal and Zyrtec, with a strong research engine focused on validated targets to fuel our long term growth.”

Lazard & Co., Limited (“Lazard”) is acting as exclusive financial adviser to UCB in relation to the Offer.  Morgan Stanley and JPMorgan are acting as financial advisers to Celltech in relation to the Offer.  Lazard Frères & Co. LLC is acting as dealer manager for the Offer in the United States.

In connection with the Offer, Panmure Gordon, a division of Lazard is acting as broker to UCB.

This summary should be read in conjunction with the full text of the following announcement.  Appendix III to the following announcement contains definitions of certain terms used in this summary and the following announcement.

There will be a presentation to analysts at 09:00 BST today in the Great Hall at JPMorgan, 60 Victoria Embankment, London, EC4Y OJP and at 16:30 CET at UCB, 60 Allee de la Recherche, 1070 Brussels.

Interviews with Georges Jacobs, Chairman of the Executive Committee of UCB, Dr. Roch Doliveux, CEO of UCB Pharma, and Dr. Göran Ando, CEO of Celltech, are available on www.cantos.com and www.celltechgroup.com.

PRESS ENQUIRIES:

UCB	Tel: +32 (2) 559 92 99
Roch Doliveux
Laurence Battaille

Lazard (Financial adviser to UCB)
London	Tel: +44 (0)20 7187 2000
William Rucker
David Gluckman
Will Thompson
New York	Tel: +1 (212) 632 6000
Stephen Sands
Jason Bernhard
Paris	Tel: +33 (1) 44 13 01 11
Matthieu Bucaille
Bertrand Moulet

Brunswick Group (Media adviser to UCB)
Laurent Perpère	Tel: +33 (6) 21 06 40 33
Aurélia de Lapeyrouse	Tel: +33 (6) 87 80 18 13
Jon Coles	Tel: +44 (0)20 7404 5959

Celltech	Tel: +44 (0)1753 534 655
Göran Ando
Peter Allen
Richard Bungay

Morgan Stanley (Joint financial adviser to Celltech)	Tel: +44 (0)20 7425 5000
Simon Robey
Mark Warham

JPMorgan (Joint financial adviser to Celltech)	Tel: +44 (0)20 7742 4000
Bernard Taylor
Julian Oakley

Brunswick Group (Media adviser to Celltech)	Tel: +44 (0)20 7404 5959
Jon Coles
Wendel Carson

Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to clients of Lazard or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

Morgan Stanley is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JPMorgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of JPMorgan or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  In the United States, UCB will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders.  Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC’s website at http://www.sec.gov.  The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them.  Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information.  Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

It should be noted that by virtue of the conflicting provisions of the City Code and the Exchange Act, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other conditions of the Offer have been satisfied, fulfilled or, to the extent permitted, waived.  The Acceptance Condition in paragraph (a) of Appendix I has been amended accordingly.

Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Belgium, Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Belgium, Australia, Canada or Japan.  Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Belgium, Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the Securities Act or under any relevant securities laws of any state or other jurisdiction of the United States, or under the relevant securities laws of Belgium, Australia, Canada or Japan or any other jurisdiction.  Accordingly, unless an exemption under such relevant laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Belgium, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Belgium, Australia, Canada or Japan or any other such jurisdiction.

The Panel wishes to draw the attention of member firms of the New York Stock Exchange to certain UK dealing disclosure requirements during the offer period.  The offer period (in accordance with the City Code, which is published and administered by the Panel) commences at the time when an announcement is made of a proposed or possible offer, with or without terms.  Celltech has equity securities traded on the London Stock Exchange and the New York Stock Exchange.

The above disclosure requirements are set out in more detail in Rule 8 of the City Code.  In particular, Rule 8 requires public disclosure of dealings during the offer period by persons who own or control, or who would as a result of any transaction own or control, one per cent. or more of any class of relevant securities of the offeree company.  Relevant securities include Celltech Shares,

Celltech ADSs, instruments convertible into Celltech Shares or Celltech ADSs and options in respect of any of the foregoing and derivatives referenced to any of the foregoing.  This requirement will apply until the first closing date or, if this is later, the date when the Offer becomes or is declared unconditional or lapses.

Disclosure should be made on an appropriate form by no later than 12:00 noon (London time), 7:00 a.m. (New York City time), on the business day following the date of the dealing transaction.  These disclosures should be sent a Regulatory Information Service and a copy faxed to the Panel (+44 (0) 20 7638 1554).

The Panel requests that member firms advise those of their clients who wish to deal in the relevant securities of Celltech, whether in the United States or in the United Kingdom, that they may be affected by these requirements.  If there is any doubt as to their application the Panel should be consulted (telephone number: +44 (0) 20 7382 9026, fax number: +44 (0) 20 7638 1554).

This press announcement includes “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements.  Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM BELGIUM, CANADA, AUSTRALIA OR JAPAN.

18 MAY 2004	EMBARGOED UNTIL 7.00 A.M.

PART TWO OF TWO

RECOMMENDED CASH OFFER FOR CELLTECH GROUP PLC
BY UCB S.A.

1.                                      Introduction

The boards of UCB and Celltech announce that they have agreed the terms of a recommended cash offer, to be made by UCB, and outside the United States, by Lazard on its behalf, for the entire issued and to be issued share capital of Celltech either in the form of Celltech Shares or Celltech ADSs.  The Offer for each Celltech Share will be 550 pence in cash.  This represents 1,100 pence for each Celltech ADS (each Celltech ADS representing two Celltech Shares).  The Offer will value the existing issued share capital of Celltech at approximately £1,530 million.

The Celltech Board, which has been so advised by Morgan Stanley and JPMorgan, considers the terms of the Offer to be fair and reasonable.In providing advice to the Celltech Board, Morgan Stanley and JPMorgan have taken into account the commercial assessments of the Celltech Board.  Accordingly, the Celltech Board unanimously intends to recommend that Celltech Shareholders accept the Offer.

Directors of Celltech and certain members of their immediate families have irrevocably undertaken to accept the Offer in respect of the Celltech Shares that they beneficially own and control, amounting in aggregate to 493,029 Celltech Shares, representing approximately 0.18 per cent. of the existing issued share capital of Celltech.

Lazard is acting as exclusive financial adviser to UCB in relation to the Offer.  Morgan Stanley and JPMorgan are acting as financial advisers to Celltech in relation to the Offer.

2.                 The Offer

UCB and (outside of the United States) Lazard, on behalf of UCB, will offer to acquire, on the terms and subject to the conditions set out below and in Appendix I of this announcement, and to be set out in the Offer Document and the Acceptance Forms, all of the Celltech Shares and Celltech ADSs.

The Offer will be made on the following basis:

for each Celltech Share	550 pence in cash

for each Celltech ADS	1,100 pence (equivalent to $19.44) in cash

The Offer will value the existing issued share capital of Celltech at approximately £1,530 million.

The Offer will represent a premium of approximately:

•                                          27.8 per cent. to the middle-market closing price of 430.5 pence per Celltech Share on 17 May 2004, the last business day prior to the date of this announcement;

•                                          26.3 per cent. to the average middle-market closing price of 435.6 pence per Celltech Share during the three months prior to 17 May 2004; and

•                                          44.7 per cent. to the average middle-market closing price of 380.1 pence per Celltech Share during the twelve months prior to 17 May 2004.

The Celltech Shares (including those represented by Celltech ADSs) will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

The Offer Document will be sent to Celltech Shareholders shortly.  The Offer will be on the terms and will be subject to the conditions which are set out in Appendix I and to those terms which will be set out in the Offer Document and in the accompanying Acceptance Forms, and such further terms as may be required to comply with the rules and regulations of the Financial Services Authority, the United Kingdom Listing Authority, The London Stock Exchange and with the City Code and US federal securities laws (except to the extent of any exemptive relief granted by the SEC).

3.                 Loan Note Alternative

Celltech Shareholders (other than certain Overseas Celltech Shareholders, including Celltech Shareholders in the United States) who validly accept the Offer will be entitled to elect to receive Loan Notes to be issued by UCB instead of some or all of the cash consideration to which they would otherwise be entitled pursuant to the Offer.

The Loan Note Alternative will be made available on the following basis:

for every whole £1 in cash consideration	£1 nominal value of Loan Notes

The Loan Notes, which will be governed by English law, will be unsecured and will be issued credited as fully paid in amounts and integral multiples of £1 nominal value.  All fractional entitlements to the Loan Notes will be disregarded.  No application will be made for the Loan Notes to be listed or dealt in on any stock exchange.

The Loan Notes will bear interest at 0.75 per cent. below six-month sterling LIBOR.  Interest will be payable by six-monthly instalments in arrears (less any tax required to be withheld) on 31 March and 30 September in each year.  The first payment of interest will be made on 31 March 2005 (the “First Payment Date”).  On the First Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of the Loan Notes to (but excluding) the First Payment Date.  The Loan Notes will be redeemable in whole or in part for cash at the option of noteholders on 31 March 2005 and on subsequent interest payment dates.  In certain circumstances, UCB will have the right to redeem all of the Loan Notes.  If not previously redeemed, all outstanding Loan Notes will be redeemed on 30 September 2010.

No Loan Notes will be issued unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, valid elections have been received in respect of at least £5 million in nominal value of Loan Notes.  If insufficient elections are received, Celltech Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance.  The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects.

Celltech Shareholders and holders of Celltech ADSs who are not resident in the United Kingdom should refer to paragraph 14 below.

Further details of the Loan Notes will be contained in the Offer Document.

4.                 Irrevocable Undertakings to accept the Offer

UCB has received irrevocable undertakings to accept the Offer from Directors of Celltech and certain members of their immediate families in respect of, in aggregate, 493,029 Celltech Shares, representing all of the Celltech Shares beneficially owned and controlled by the Directors and such family members.  This represents approximately 0.18 per cent. of the existing issued share capital of Celltech.  Such undertakings cease to be binding only if the Offer lapses or is withdrawn.

5.                 Background to and reasons for the Offer

The combination of UCB and Celltech will create a European based company which will be one of the largest biopharmaceutical companies in the world.  In a number of important areas the combined group will benefit from a high degree of complementarity:

•                                          Complementary product offerings: the combined group will have strong positions in specialty therapeutic areas such as Central Nervous System (Epilepsy, Multiple Sclerosis, Parkinson’s Disease, etc.), Inflammation (Respiratory, Rheumatology, Gastro-Enterology) and Oncology;

•                                          Strengthened research and development: the combined group will benefit from Celltech’s innovative expertise in biotechnological R&D, especially monoclonal antibodies, and UCB’s expertise in pharmaceutical chemistry.  This will result in a significantly strengthened combination of small and large molecule discovery and development expertise allowing the combined group to increase the flow of drug development candidates;

•                                          Stronger and broader commercial operations (US, Europe and Asia): the combined group will be better positioned, through its enhanced global presence, to commercialise and launch new products, particularly in the specialist areas in which the combination will focus and where UCB has already demonstrated its ability to launch and propel products successfully to market leadership (e.g., Keppra); and

•                                          The blending of skills and culture, through the successful combination of competencies at all levels of the combined entity, will accelerate innovation and profitable growth.

The combined R&D operations of the Group will have their headquarters in Slough, UK.

Dr. Göran Ando will be deputy CEO of the combined group and Peter Allen will be in charge of integration.

As separately announced today, UCB and Celltech have entered into a co-exclusive worldwide collaboration agreement for the research, development and commercialisation of CDP870, Celltech’s anti-TNF-alpha PEGylated antibody fragment, for all indications outside of Crohn’s disease in North America and major European markets.

6.                 Financial Effects of the Transaction

UCB will finance the acquisition through bank loans.  It is expected that the transaction will be earnings accretive, post synergies and before goodwill and other intangibles amortisation, after the second full year.

7.                 Information on Celltech

Celltech is one of the largest European-based biopharmaceutical companies, possessing significant discovery and development capabilities, a broad product pipeline, and an international pharmaceutical business, with operations in the United States and Europe.  It derives revenues from the licensing of its technologies and products and the sale of pharmaceutical products through its pharmaceutical business.

The discovery and development activities are focused on treatments for auto-immune and inflammatory disorders and oncology.  Its pipeline includes candidates comprising new chemical entities and antibody-based therapeutics, in pre-clinical or clinical development and marketing licence registration.  Its technology base includes a leading position in antibody engineering and extensive medicinal chemistry capabilities.  Celltech has a range of discovery, development and commercialisation collaborations with leading pharmaceutical and biotechnology companies including: Abgenix, Amgen, AstraZeneca, Biogen Idec, Johnson & Johnson, Merck, NeoGenesis, Seattle Genetics and Wyeth.

Celltech Shares are traded on the London Stock Exchange and Celltech ADSs are listed on the New York Stock Exchange.  Cazenove & Co. Limited act as broker to Celltech.

For the year ended 31 December 2003, in accordance with generally accepted accounting principles in the United Kingdom, Celltech reported turnover of £353.3 million (2002: £329.6 million) with operating profit pre exceptional items and goodwill of £49.5 million (2002: £49.0 million) and net assets of £505.9 million (2002: £564.4 million).

8.                 Information on UCB

UCB is a world-class pharmaceutical and specialty chemical company.   UCB is headquartered in Brussels (Belgium) and employs about 11,500 people, of whom more than 6,600 are in the pharmaceutical sector.

UCB operates in two industrial sectors: Pharma and Surface Specialties.  It currently comprises the parent company, UCB S.A., together with about 120 subsidiaries and associated companies in Europe, the Americas and Asia.  UCB also operates on a worldwide basis through its agents, distributors and licensees.

The Pharma Sector researches, produces and markets prescription medical products, particularly in the fields of allergy / asthma and neurology.  Over three quarters of the UCB Group’s expenditure on research and development is in the Pharma Sector, where it accounts for about 15 per cent. of turnover.  UCB is also present in biotechnology, through UCB-Bioproducts, making available peptides by extraction or synthesis to the scientific community.

Surface Specialties is focused on the manufacture of technically innovative products and solutions for surface applications.  There are two business units: Coating Resins & Additives and Films & Adhesives.

UCB’s shares are traded on Euronext.  Based on the closing middle-market price of €35.10 per UCB Share on 17 May 2004 (the last business day prior to the date of this announcement), UCB has a market capitalisation of approximately €5.1 billion.

For the year ended 31 December 2003, in accordance with generally accepted accounting principles in Belgium, UCB reported group turnover of €2,966 million (2002: €2,514 million) with group profit before interest, tax and exceptional items of €487 million (2002: €503 million) and net assets of €1,784 million (2002: €1,565 million).

9.                 Management and Employees

The board of UCB confirms that, following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all employees of the Celltech Group will be fully safeguarded.

10.          Celltech Share Plans

The Offer will (subject to compliance with any applicable local law) extend to any Celltech Shares issued fully paid (or credited as fully paid) or unconditionally allotted or issued prior to the date when the Offer closes (or such earlier date as UCB may, subject to the provisions of the City Code or with the consent of the Panel, decide) as a result of the exercise of options granted under the Celltech Share Plans.

As soon as practicable after the Offer becomes or is declared unconditional in all respects, UCB will make appropriate proposals (taking into account any local laws) to holders of options granted under the Celltech Share Plans.

11.          Inducement Fee

Celltech has agreed to pay a sum to UCB of £15.25 million (being approximately one per cent. of the value of the Offer) in the event that (a) the Directors withdraw their unanimous recommendation of the Offer or recommend an alternative transaction, resulting in any person other than UCB (or any person acting in concert with UCB as defined in the City Code) acquiring control of Celltech (as defined in the City Code) or a substantial part of the business of Celltech; or (b) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional, any person (other than UCB or a person acting in concert (as defined in the City Code) with UCB) announces an intention to make a competing offer however effected, to acquire the entire issued share capital of Celltech (other than Celltech Shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer becomes or is declared wholly unconditional.

12.          Compulsory acquisition, delisting and de-registration

If UCB receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the Celltech Shares to which the Offer relates and the Offer becomes or is declared unconditional in all respects, UCB intends to exercise its rights pursuant to the provisions of sections 428 to 430F (inclusive) of the Act to acquire compulsorily the remaining Celltech Shares to which the Offer relates.

After the Offer becomes or is declared unconditional in all respects, UCB intends to procure the making of an application by Celltech to the UK Listing Authority for the cancellation of the listing of Celltech’s Shares on the Official List and to the London Stock Exchange for the cancellation of the admission to trading of Celltech’s Shares on its market for listed securities.  It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects.  UCB also intends to procure that Celltech applies for delisting of the Celltech ADSs from the New York Stock Exchange.  Such delistings would significantly reduce the liquidity and marketability of any Celltech Shares or Celltech ADSs not tendered into the Offer.  UCB may also request that Celltech terminate the existing deposit agreement through which the ADS programme is operated.

It is also proposed that, following the Offer becoming or being declared unconditional in all respects and after the Celltech Shares are delisted, Celltech will be re-registered as a private company under the relevant provisions of the Act.

13.          Disclosure of Interests in Celltech

Save for the 493,029 Celltech Shares in respect of which UCB has received irrevocable undertakings to accept the Offer, neither UCB nor any of the directors of UCB nor any other UCB subsidiary, nor, so far as UCB is aware, any person acting in concert with UCB for the purposes of the Offer, owns, controls or holds any Celltech Shares or any securities convertible or exchangeable into, or rights to subscribe for, purchase or holds any options to purchase any Celltech Shares or has entered into any derivative referenced to Celltech Shares which remains outstanding.

14.          Overseas Celltech Shareholders

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction.  Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Under the terms of the Offer, holders of Celltech Shares and holders of Celltech ADSs who are located in Belgium, Canada, Australia, Japan or the United States or who are US persons will not be eligible to receive Loan Notes.

Notwithstanding the foregoing, UCB retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

Lazard Frères & Co. LLC is acting as the dealer manager for the Offer in the United States.

15.          Collaboration Agreement

Celltech has announced today that it has entered into an agreement with UCB for the worldwide development and marketing of CDP870, Celltech’s anti-TNF-alpha PEGylated antibody fragment.

Under the terms of the agreement, Celltech grants UCB co-exclusive worldwide rights to develop and commercialise CDP870.  The license is exclusive for rheumatoid arthritis and other indications, excluding Crohn’s disease.  UCB will be responsible for the conduct of future clinical studies and all commercialisation activities with CDP870 other than in Crohn’s disease, and will pay Celltech a significant royalty on sales in these indications.  UCB will also make progress-related payments to Celltech dependent upon attaining certain project related milestones.  Celltech retains manufacturing rights and will supply all CDP870 material for commercialisation, and will discharge all royalties due to third parties.   Celltech retains exclusive rights for the development and commercialisation of CDP870 in Crohn’s disease in North America, major European markets, Australia and New Zealand with UCB having development and commercialisation rights in other territories.

The CDP870 license agreement is not conditional upon the success of the proposed Offer for Celltech by UCB.

General

The Offer will be made on the terms and subject to the conditions set out herein and in Appendix I, and to be set out in the Offer Document and the accompanying Acceptance Forms.  These will be despatched to Celltech Shareholders and holders of Celltech ADSs and for information only, to participants in the Celltech Share Schemes, in due course.  The Offer and acceptances thereof will be governed by English law.  The Offer will be subject to the applicable requirements of the City Code, the Panel, the London Stock Exchange, the UK Listing Authority and the Exchange Act.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions.  Such persons should inform themselves of, and observe, any applicable requirements.

Details of the sources and bases of certain information set out in this announcement are included in Appendix II.  Certain terms used in this announcement are defined in Appendix III.

The Offer will be made by UCB and (outside the United States) by Lazard on its behalf.

In connection with the Offer, Panmure Gordon, a division of Lazard is acting as broker to UCB.

Celltech confirms that its current issued share capital (including those represented by Celltech ADSs) comprises 278,128,673 ordinary shares of 50 pence each.  The International Securities Identification Number for Celltech Shares is GB0001822765.  There are 2,919,709 Celltech ADSs in issue, each Celltech ADS representing two Celltech Shares.  The International Securities Identification Number for Celltech ADSs is US1511581027.

PRESS ENQUIRIES:

UCB	Tel: +32 (2) 559 92 99
Roch Doliveux
Laurence Battaille

Lazard (Financial adviser to UCB)
London	Tel: +44 (0)20 7187 2000
William Rucker
David Gluckman
Will Thompson
New York	Tel: +1 (212) 632 6000
Stephen Sands
Jason Bernhard
Paris	Tel: +33 (1) 44 13 01 11
Matthieu Bucaille
Bertrand Moulet

Brunswick Group (Media adviser to UCB)
Laurent Perpère	Tel: +33 (6) 21 06 40 33
Aurélia de Lapeyrouse	Tel: +33 (6) 87 80 18 13
Jon Coles	Tel: +44 (0)20 7404 5959

Celltech	Tel: +44 (0)1753 534 655
Göran Ando
Peter Allen
Richard Bungay

Morgan Stanley (Joint financial adviser to Celltech)	Tel: +44 (0)20 7425 5000
Simon Robey
Mark Warham

JPMorgan (Joint financial adviser to Celltech)	Tel: +44 (0)20 7742 4000
Bernard Taylor
Julian Oakley

Brunswick Group (Media adviser to Celltech)	Tel: +44 (0)20 7404 5959
Jon Coles
Wendel Carson

Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to clients of Lazard or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

Morgan Stanley is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JPMorgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of JPMorgan or for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  In the United States, UCB will file a Tender Offer Statement containing the Offer Document and other related documentation with the SEC on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders.  Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC’s website at http://www.sec.gov.  The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them.  Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information.  Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

It should be noted that by virtue of the conflicting provisions of the City Code and the Exchange Act, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other conditions of the Offer have been satisfied, fulfilled or, to the extent permitted, waived.  The Acceptance Condition in paragraph (a) of Appendix I has been amended accordingly.

Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Belgium, Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Belgium, Australia, Canada or Japan.  Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Belgium, Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the Securities Act or under any relevant securities laws of any state or other jurisdiction of the United States, or under the relevant securities laws of Belgium, Australia, Canada or Japan or any other jurisdiction.  Accordingly, unless an exemption under such relevant laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Belgium, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Belgium, Australia, Canada or Japan or any other such jurisdiction.

The Panel wishes to draw the attention of member firms of the New York Stock Exchange to certain UK dealing disclosure requirements during the offer period.  The offer period (in accordance with the City Code, which is published and administered by the Panel) commences at the time when an announcement is made of a proposed or possible offer, with or without terms.  Celltech has equity securities traded on the London Stock Exchange and the New York Stock Exchange.

The above disclosure requirements are set out in more detail in Rule 8 of the City Code.  In particular, Rule 8 requires public disclosure of dealings during the offer period by persons who own or control, or who would as a result of any transaction own or control, one per cent. or more of any class of relevant securities of the offeree company.  Relevant securities include Celltech Shares, Celltech ADSs, instruments convertible into Celltech Shares or Celltech ADSs and options in respect of any of the foregoing and derivatives referenced to any of the foregoing.  This requirement will apply until the first closing date or, if this is later, the date when the Offer becomes or is declared unconditional or lapses.

Disclosure should be made on an appropriate form by no later than 12:00 noon (London time), 7:00 a.m. (New York City time), on the business day following the date of the dealing transaction.  These disclosures should be sent to a Regulatory Information Service and a copy faxed to the Panel (+44 (0) 20 7638 1554).

The Panel requests that member firms advise those of their clients who wish to deal in the relevant securities of Celltech, whether in the United States or in the United Kingdom, that they may be affected by these requirements.  If there is any doubt as to their application the Panel should be consulted (telephone number: +44 (0) 20 7382 9026, fax number: +44 (0) 20 7638 1554).

The directors of UCB accept responsibility for the information contained in this announcement, other than that relating to the Celltech Group, the directors of Celltech and their immediate families, related trusts and persons connected with them, for which the directors of Celltech accept responsibility as set out below.  To the best of the knowledge and belief of the directors of UCB (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they are responsible is in accordance with the facts and does not omit anything to affect the import of such information.

The directors of Celltech accept responsibility for the information contained in this announcement relating to the Celltech Group, themselves and their immediate families, related trusts and persons connected with them.  To the best of the knowledge and belief of the directors of Celltech (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

This press announcement includes “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements.  Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

The Offer will be subject to the following conditions:

(a)                                  valid acceptances of the Offer being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the twentieth US business day following the posting of the Offer Document or such later time(s) and/or date(s) as UCB may, subject to the rules of the City Code and in accordance with the Exchange Act, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as UCB may decide) of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates, provided that this condition will not be satisfied unless UCB and/or any of its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Celltech Shares (including Celltech Shares represented by Celltech ADSs) carrying, in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of Celltech, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Celltech Shares (including Celltech Shares represented by Celltech ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and for the purposes of this condition:

(i)                                     Celltech Shares (including Celltech Shares represented by Celltech ADSs) which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue;

(ii)                                  the expression “Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act; and

(iii)                               valid acceptances also shall be treated as having been received in respect of any Celltech Shares (including Celltech Shares represented by Celltech ADSs) which UCB shall, pursuant to section 429(8) of the Companies Act, be treated as having acquired or contracted to acquire by virtue of acceptance of the Offer;

provided further that unless UCB otherwise determines, this condition (a) shall be capable of being satisfied only at a time when all of the other conditions (b) to (m) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived;

(b)            subject to condition (e) below:

(i)                                     the UK Office of Fair Trading (“OFT”) indicating in terms reasonably satisfactory to UCB that it does not believe that the proposed acquisition of Celltech by UCB (the “Transaction”) creates a relevant merger situation within the meaning of section 23 of the Enterprise Act 2002 (“EA”); or

(ii)                                  the OFT indicating in terms reasonably satisfactory to UCB that it has decided not to refer the Transaction or any part of it to the Competition Commission (“CC”); or

(iii)                               the period for considering any merger notice given to the OFT under section 96 of the EA by UCB having expired without any such reference being made, provided that sections 100(1)(a), (d) and (f) of the EA do not apply in relation to such merger;

(c)                                  subject to condition (e) below, UCB obtaining an approval, or being deemed to have obtained an approval, from the German competition authority, the Federal Cartel Office (“Bundeskartellamt”), in terms reasonably satisfactory to UCB, in relation to the Transaction;

(d)                                 subject to condition (e) below, if the Transaction requires notification to the Austrian Cartel Court under the Austrian Cartel Act (“Cartel Act”), then:

(i)                                     the Austrian Cartel Court issuing a clearance certificate pursuant to Section 42b (1) Cartel Act, in terms reasonably satisfactory to UCB; or

(ii)                                  the four week period under Section 42b (1) Cartel Act expiring without an in-depth investigation having been opened or requested; or

(iii)                               the Austrian Cartel Court not prohibiting the Transaction within a period of five months from the receipt of the complete notification; or

(iv)                              the Austrian Cartel Court issuing a final order pursuant to Section 42b (2) no 1 Cartel Act which sets forth that the Transaction does not constitute a concentration within the meaning of Section 41 Cartel Act; or

(v)                                 the Austrian Cartel Court issuing a final order pursuant to Section 42b (2) no 3 Cartel Act which sets forth, in terms reasonably satisfactory to UCB, that the concentration will not be prohibited;

(e)                                  if a request to the European Commission is made by the competent authorities of one or more Member States under Article 22 of Council Regulation (EC) No 139/2004 (the “Regulation”) in relation to the Transaction or any part of it and is accepted by the European Commission:

(i)                                     the European Commission issuing a decision pursuant to Article 6(1)(b) of the Regulation in terms reasonably satisfactory to UCB declaring that the Transaction or, if applicable, the relevant part of the Transaction, is compatible with the common market; and

(ii)                                  to the extent that the OFT retains jurisdiction over any part of the Transaction, one of the conditions set out in conditions (b)(i) to (iii) above being satisfied in relation to each such part of the Transaction; and

(iii)                               to the extent that the Bundeskartellamt retains jurisdiction over any part of the Transaction, the condition set out in condition (c) above being satisfied in relation to each such part of the Transaction; and

(iv)                              to the extent that the Austrian Cartel Court retains jurisdiction over any part of the Transaction, one of the conditions set out in conditions (d)(i) to (v) above being satisfied in relation to each such part of the Transaction;

(f)                                    all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder and all applicable waiting periods with respect thereto having expired or been terminated as appropriate, in each case in connection with the Transaction;

(g)                                 all necessary notifications and filings required by law or regulation having been made, all or any applicable waiting and other time periods (including any extensions thereof (including requests for additional information)) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or terminated and any approvals or clearances required by law or regulation having been obtained to the reasonable satisfaction of UCB as appropriate, in each case, in respect of the Offer, its implementation and the acquisition of any shares in, or control of, Celltech (or any member of the Celltech Group) by UCB or any member of the UCB Group and all necessary statutory and regulatory obligations in connection with the Offer in any jurisdiction having been complied with;

(h)                                 other than investigations and waiting periods listed in condition (g), no central bank, government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a “Relevant Authority”) having decided to take, instituted or threatened any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might reasonably be expected to:

(i)                                     make the Offer, its implementation or the acquisition or the proposed acquisition of any Celltech Shares (including Celltech Shares represented by Celltech ADSs) in, or control of, Celltech by any member of the UCB Group void, unenforceable or illegal or directly or indirectly prohibit or restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Offer, its implementation or the acquisition of any shares in, or control of, Celltech by any member of the UCB Group;

(ii)                                  result in a delay in the ability of UCB or any member of the UCB Group, or render UCB or any member of the UCB Group unable, to acquire all of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) or require a divestiture by UCB or any member of the UCB Group of any Celltech Shares (including Celltech Shares represented by Celltech ADSs);

(iii)                               require, prevent or materially delay the divestiture (or alter the terms of any proposed divestiture) by any member of the Wider UCB Group or any member of the Wider Celltech Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

(iv)                              impose any material limitation on, or result in any material delay in, the ability of any member of the UCB Group to acquire or hold Celltech Shares (including Celltech Shares represented by Celltech ADSs) or other securities (or the equivalent) in any member of the Celltech Group or to exercise effectively, directly or indirectly, all or any rights of ownership of Celltech Shares (including Celltech Shares represented by Celltech ADSs) or other securities (or the equivalent) in, or to exercise management control over, any member of the Celltech Group or on the ability of any member of the Celltech Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any other member of the Celltech Group;

(v)                                 result in any member of the Celltech Group ceasing to be able to carry on business under any name which it presently does so to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

(vi)                              require any member of the UCB Group or of the Celltech Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Celltech Group or any member of the Wider UCB Group owned by any third party (other than in the implementation of the Offer) to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

(vii)                           impose any limitation on the ability of any member of the Wider UCB Group or the Celltech Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider UCB Group and/or the Celltech Group to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be); or

(viii)                        otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Wider UCB Group or of the Wider Celltech Group in a manner which is adverse to and material in the context of the UCB Group taken as a whole or the Wider Celltech Group taken as a whole (as the case may be), and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(i)                                     all notifications and filings have been made in connection with the Offer and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, certificates, permissions and approvals (“Authorisations”) necessary or appropriate in any jurisdiction for, in respect of or resulting from the Offer, its implementation or the proposed acquisition by UCB or any member of the UCB Group of any shares in Celltech or control of Celltech (or any member of the Celltech Group) being obtained in terms and in a form reasonably satisfactory to UCB from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider UCB Group or the Celltech Group has entered into contractual arrangements and such authorisations, together with all authorisations necessary or appropriate for any member of the Celltech Group to carry on its business where such business is material in the context of the Wider Celltech Group as a whole remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any such authorisations having been made;

(j)                                     save as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB, or as publicly announced to a Regulatory Information Service by or on behalf of Celltech, (in each such case) prior to 18 May 2004, there being no provision of any agreement, arrangement, lease, licence, permit or other instrument to which any member of the Wider Celltech Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making of the Offer, its implementation or the acquisition or proposed acquisition by UCB of any shares in, or change in the control or management of, Celltech or otherwise, would or might reasonably be expected to result in, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Celltech Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in, to an extent which is, in any case, material in the context of the Wider Celltech Group taken as a whole:

(i)                                     any monies borrowed by or any other indebtedness (actual or contingent) of any such member being or becoming repayable or being capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or any such arrangement, agreement, licence or instrument relating to any monies borrowed or indebtedness being terminated or modified or any onerous obligations arising or any action being taken or arising thereunder;

(ii)                                  the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security interest (whenever arising or having arisen) becoming enforceable;

(iii)                               any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged other than in the ordinary course of business;

(iv)                              the interest or business of any such member in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely modified or affected;

(v)                                 any such member ceasing to be able to carry on business under any name under which it presently does so;

(vi)                              the value of any such member or its financial or trading position or profits or prospects being prejudiced or adversely affected;

(vii)                           any such agreement, arrangement, licence or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder; or

(viii)                        the creation of any liabilities (actual or contingent) by any such member;

(k)                                  since 31 December 2003 (except as publicly announced to a Regulatory Information Service by or on behalf of Celltech before 18 May 2004 or as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB prior to 18 May 2004), no member of the Celltech Group having:

(i)                                     save as between Celltech and its wholly-owned subsidiaries prior to 18 May 2004 or upon the exercise of rights to subscribe for Celltech Shares pursuant to options granted under the Celltech Share Option Schemes prior to such date, issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

(ii)                                  recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Celltech to Celltech or any of its wholly owned subsidiaries;

(iii)                               save for transactions between Celltech and its wholly-owned subsidiaries, implemented or authorised any merger or demerger or acquired or disposed of or, other than in the ordinary course of business, transferred, mortgaged or charged, or created any other security interest over, any material asset or any right, title or interest in any material asset;

(iv)                              implemented or authorised any reconstruction, amalgamation or scheme of arrangement;

(v)                                 other than between Celltech and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, purchased, redeemed or repaid any of its own shares or other securities or reduced or made or authorised any other change in its share capital;

(vi)                              other than between Celltech and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability;

(vii)                           entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment, agreement, proposal or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of trading or which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Wider Celltech Group (taken as a whole) or which is or is likely to be restrictive on the business of any member of the Wider Celltech Group or the Wider UCB Group to an extent which is material in the context of the Wider Celltech Group or the UCB Group (as appropriate) taken as a whole;

(viii)                        been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(ix)                                taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues or appointed any analogous person in any jurisdiction;

(x)                                   waived, compromised or settled any claim which is material;

(xi)                                entered into or varied the terms of any service agreement or arrangement with any director or senior executive of Celltech;

(xii)                             made or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees; or

(xiii)                          entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in sub-paragraphs (i) to (xii) of this condition (k);

(l)                                     since 31 December 2003 (except as publicly announced to a Regulatory Information Service by or on behalf of Celltech before 18 May 2004 or as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB prior to 18 May 2004):

(i)                                     no adverse change having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group taken as a whole;

(ii)                                  no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Celltech Group or to which any member of the Wider Celltech Group is a party (whether as claimant or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Celltech Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Celltech Group which, in any such case, might be reasonably likely to adversely affect any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group (taken as a whole); and

(iii)                               no contingent or other liability having arisen which would or might be reasonably likely to adversely affect any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group taken as a whole;

(m)                               except as fairly disclosed to UCB in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech prior to 18 May 2004, UCB not having discovered that:

(i)                                     any financial, business or other information concerning the Wider Celltech Group disclosed at any time by or on behalf of any member of the Wider Celltech Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which is material in the context of the Wider Celltech Group (taken as a whole);

(ii)                                  any member of the Wider Celltech Group is subject to any liability, contingent or otherwise, which should have been but is not disclosed in the annual report and accounts of Celltech for the year ended 31 December 2003 and which is material in the context of the Wider Celltech Group (taken as a whole);

(iii)                               any past or present member of the Wider Celltech Group has failed to comply in any material respect with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any material liability (whether actual or contingent) or cost on the part of any member of the Wider Celltech Group and which is material in the context of the Wider Celltech Group (taken as a whole); or

(iv)                              there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Celltech Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction, in each case to an extent which is material in the context of the Wider Celltech Group (taken as a whole).

If UCB is required by the Panel to make an offer for Celltech Shares under the provisions of Rule 9 of the City Code, then UCB may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

UCB reserves the right to waive all or any of conditions (b) to (m) above inclusive, in whole or in part.  The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by UCB to have been or remain satisfied by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the twentieth US business day following the posting of the Offer Document (or such later date as UCB may determine, in accordance with the City Code and the Exchange Act).  UCB shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (m) inclusive by a date earlier than the latest date for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the twentieth US business day following the posting of the Offer Document or the date when the Offer becomes unconditional as to acceptances (whichever is the later):

(i)                                     the OFT has referred the Offer to the Competition Commission; or

(ii)                                  the European Commission has initiated proceedings in respect of the Offer under Article 6(1)(c) of the Regulation,

the Offer will lapse.

For the purposes of this Appendix:

“Wider Celltech Group” means Celltech and its subsidiary undertakings, associated undertakings and any other undertakings in which Celltech and such undertakings (aggregating their interests) have a substantial interest; and

“Wider UCB Group” means UCB and its subsidiary undertakings, associated undertakings and any other undertakings in which UCB and such undertakings (aggregating their interests) have a substantial interest.

For these purposes “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985 (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act 1985) and “substantial interest” means a direct or indirect interest in 20 per cent. of more of the equity capital of an undertaking.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

(a)	The value placed by the Offer on the existing share capital of Celltech is based on 278,128,673 Celltech Shares in issue on 17 May 2004.

(b)	The closing middle-market prices of Celltech Shares are derived from the London Stock Exchange Daily Official List for the relevant dates.

(c)	Unless otherwise stated, the financial information relating to Celltech is extracted from the audited financial statements of Celltech for the financial year ended 31 December 2003.

(d)	The value as stated in the announcement placed on the existing share capital of UCB is based on 145,933,000 UCB shares in issue on 17 May 2004.

(e)	The closing middle-market prices of UCB shares are derived from the Euronext La Cote Officielle for the relevant dates.

(f)	Unless otherwise stated, the financial information relating to UCB is extracted from the audited financial statements of UCB for the financial year ended 31 December 2003.

Exchange rates

Exchange rates of £1 : $1.7675 and £1 : €1.4721 as per Bloomberg at 4.30 p.m. London time 17th May 2004 have been used throughout this announcement.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this announcement unless the context otherwise requires:

“Acceptance Condition”	the condition as set out in paragraph (a) of Appendix I to this announcement

“Acceptance Forms”	the Form of Acceptance and, in relation to holders of Celltech ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery, relating to the Offer

“Act” or “Companies Act”	the Companies Act 1985, as amended

“business day”	any day, other than a Saturday or Sunday or a public holiday in the UK, consisting of the time period from 12:01 a.m. until and including 12:00 midnight (London time)

“Celltech” or the “Company”	Celltech Group plc

“Celltech Group” or the “Group”	Celltech and its subsidiary undertakings and, where the context permits, each of them

“Celltech ADRs”	American Depositary Receipts issued by Celltech under the deposit agreement representing the right to Celltech ADSs

“Celltech ADSs”	American Depositary Shares, each representing two Celltech Shares, evidenced by Celltech ADRs

“Celltech Shareholders”	holders of Celltech Shares from time to time

“Celltech Share Plans”

The Celltech Group plc Sharesave Scheme, the Chiroscience Group Sharesave Scheme, the Celltech Group 1993 Savings Related Share Option Scheme, the Celltech Group 1993 Executive Share Option Scheme, the Chiroscience 1997 All Employee Share Option Scheme, the Chiroscience Group (No. 1) Executive Share Option Scheme, the Chiroscience Group (No. 2) Executive Share Option Scheme, the Darwin Molecular Technologies, Inc. 1993 Stock Option Plan, the Medeva Plc 1996 Executive Share Option Scheme, the Medeva Plc Executive Share Option Scheme, the Medeva Plc United States Executive Stock Option Plan, the Celltech Chiroscience Executive Share Option Scheme 1999, the Celltech Group plc 2001 Discretionary Share Option Scheme and the Celltech Deferred Bonus Plan

“Celltech Share(s)”

the existing unconditionally allotted or issued and fully paid ordinary shares of 50 pence each in the capital of Celltech (including those represented by Celltech ADSs) and any further such shares which are unconditionally allotted or issued prior to the time at which the Offer ceases to be open for acceptance (or, subject to the provisions of the City Code, such earlier time and/or date as UCB may decide)

“City Code”	The City Code on Takeovers and Mergers

“Directors” or “Celltech Board”	the directors of Celltech

“Euro” or “€”	Euros, the lawful currency of the Euro-zone

“Exchange Act”	the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

“Form of Acceptance”	the form of acceptance, authority and election for use by Celltech Shareholders in connection with the Offer

“FSA”	Financial Services Authority

“JPMorgan”	J.P. Morgan plc

“Lazard”	Lazard & Co., Limited

“Letter of Transmittal”	in relation to Celltech ADSs, the letter of transmittal relating to the Offer which is being sent with the Offer Document for use by holders of Celltech ADSs wishing to accept the Offer

“LIBOR”

the interest rate offered in the market for London inter-bank six month sterling deposits on the first business day of the relevant interest period which appears on the Telerate page 3750 at or about 11:00 a.m. on the same date

“Loan Note Alternative”

the alternative under the Offer whereby Celltech Shareholders (other than certain Overseas Shareholders) who validly accept the Offer may elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise have been entitled under the Offer

“Loan Notes”	the loan notes of UCB to be issued pursuant to the Loan Note Alternative

“London Stock Exchange”	London Stock Exchange plc

“Morgan Stanley”	Morgan Stanley & Co. Limited

“Morgan Stanley Group”	Morgan Stanley Dean Witter & Co. and its affiliates

“New York Stock Exchange” or “NYSE”	New York Stock Exchange, Inc.

“Notice of Guaranteed Delivery”	the notice of guaranteed delivery relating to the Offer for use by holders of Celltech ADSs, which will accompany the Offer Document

“Offer”

the recommended cash offer to be made by UCB and outside the United States by Lazard on its behalf to acquire the whole of the issued and to be issued share capital of Celltech, on the terms and subject to the conditions to be set out in the Offer Document and the Acceptance Forms including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer

“Offer Document”	the document containing and setting out the terms and conditions of the Offer to be sent to Celltech Shareholders

“Official List”	the Official List of the UK Listing Authority

“Overseas Celltech Shareholders”

Celltech Shareholders who are resident in or nationals or citizens of jurisdictions outside the United Kingdom or United States or who are nominees of, or custodians or trustees for, citizens or nationals of other countries

“Panel”	the Panel on Takeovers and Mergers

“SEC”	the United States Securities and Exchange Commission

“Securities Act”	the United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder

“Sterling” or “GBP” or “£”	pounds sterling, the lawful currency of the United Kingdom

“UCB”	UCB S.A.

“UCB Group”	UCB and its subsidiary undertakings and, where the context admits, each of them

“UCB Shares”	the shares of UCB S.A.

“UK” or “United Kingdom”	United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FSA acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

“US business days”	any day, other than Saturday, Sunday or a federal holiday in the United States and consisting of the time period from 12:01 am to 12:00 midnight Eastern (US) time

“US dollar” or “USD” or”$”	the lawful currency of the United States

“US Person”	a US person as defined in Regulation S under the Securities Act

All times referred to are London time unless otherwise stated.